Exhibit 10-d
ADC Telecommunications, Inc.
Management Incentive Plan Document
Fiscal Year 2008

MANAGEMENT INCENTIVE PLAN DOCUMENT
Fiscal Year 2008
Plan Name and Effective Date
The name of this Plan is the ADC Telecommunications, Inc. Management Incentive Plan. The plan is effective from November 1, 2007 through October 31, 2008.
Purpose
The purpose of the Plan is to provide, with full regard to the protection of shareholder’s investments, a direct financial incentive for eligible managers to make a significant contribution to ADC’s established annual goals.
Eligibility
Eligibility for Fiscal Year 2008 is limited to full or part-time regular employees in the U.S. and in such other countries where ADC has specifically notified employees of eligibility for participation in the Plan. Eligibility for participation in this Plan is limited to such employees who hold executive officer and certain management positions reporting to the Chief Executive Officer. The CEO does not participate in the Plan. In order to be eligible, an employee cannot participate in any other ADC incentive plan, except as approved by the Compensation Committee of the Board of Directors, and must be employed in an eligible position on or before October 1, 2008.
Timing of Payment
Payments that become due under this Plan are made as soon as administratively feasible following the close of ADC’s fiscal year, but within seventy-five days of that event, generally in late December or early January. All payments are subject to appropriate withholdings.
Plan Goals
The Plan reinforces the key goals that support ADC’s long-term strategic plans. The key factors in ADC’s FY08 corporate success are Pro Forma Operating Income and Net Sales. These factors are the same for ADC’s operating units: Global Connectivity Solutions, Active Infrastructure, and APS. Accounting methodology changes may dictate corresponding goal modifications during the plan year. Additionally, beginning with FY2008, each participant will be eligible for a portion of his/her MIP based upon individual contribution.

Following is a description of the Plan’s financial components:

Plan Goal	Definition
Pro Forma Operating Income
Net Sales less all relevant expenses incurred to produce the products or deliver services. Expenses include direct material and labor costs as well as regional and Business Unit costs, including engineering, sales & marketing expenses, and corporate overhead costs. Pro Forma Operating Income does not include interest income, interest expense, income tax or other non-operating income. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business.

Corporate overhead costs not directly attributable to the Business Unit are assessed as a shared service charge set at a fixed percentage of Revenue. ADC-level Pro Forma Operating Income will reflect absorption of ALL corporate expenses including variances above or below the level of the shared service charge.

Net Sales / Revenue	The amount ADC can recognize in accordance with Generally Accepted Accounting Principles (GAAP) for goods shipped or services provided to third party customers, net of returns received and discounts.

NOTE: For the Business Units, Net Sales, and Pro-Forma Operating Income are measured on Plan foreign exchange rates.
Goal Weightings
Executives participating in the Plan will have the following business/corporate weightings:

	75% of Total Award
	Business	OI Metric	Net Sales
	Weight		Metric
BU Leader	50% BU	50%	25%
	50% ADC	50%	25%

Corporate Function Leader	100% ADC	50%	25%

For purposes of this Plan, Global Connectivity Solutions, Active Infrastructure and APS will be treated as separate Business Units.
Individual Performance
Beginning with the FY08 fiscal year, each participant will have twenty-five percent (25%) of their target MIP award tied to one (1) to three (3) individual goals mutually agreed upon by the participant and the CEO. Achievement of the agreed-upon goals yields a 100% award payout. An additional overachievement award may be made as recommended by the CEO at his sole discretion to the Compensation Committee. The maximum individual performance award is 50% of the participant’s total target MIP award.
Modifications may be made to individual goals before September 1, 2008. Documentation must occur for any changes made to an existing plan and approval of the CEO, Chief Financial Officer and Vice President, Human Resources must occur. Undocumented modifications of individual plans will not be honored for award payment.

Performance Gates
To ensure protection of shareholder interest, no payment will be provided as the result of any ADC-wide financial performance factor unless ADC achieves its threshold Pro-Forma Operating Income for the year. Similarly, no payment will be provided as the result of any Business Unit financial performance factor unless the Business Unit achieves its threshold Pro-Forma Operating Income.
Calculation of Payment
Prior to making any payment under this Plan, the Board of Directors must determine that the claimed Business Performance levels have been achieved. The Board of Directors has complete authority and discretion to determine whether performance levels have been achieved, including without limitation the authority and discretion to properly calculate Pro-Forma Operating Income. The size of an incentive award will be based on three factors:
1.	Target Incentive Opportunity — Determined on the basis of the ADC salary grade associated with an individual’s job and country of work. It is expressed as a percentage of an individual’s FY 2008 Eligible Base Salary earnings.

2.	FY2008 Eligible Base Salary — This is the amount paid to the participant during the fiscal year in Base Salary.

3.	Business Performance in comparison with the established goals.
The maximum award attributable to each performance factor is 200% of its target. The maximum total individual award is 200% of the target payout. This maximum includes any MIP award also provided for exceptional individual performance. Specific financial goals have been established for 0%, 100%, and 200% of target. Results between these specific points are interpolated for each goal.
Here is an example of a hypothetical award calculation.
Assume a GCS Plan participant with the following facts, where the ADC performance gate has been met:

Target Opportunity:	55% of Eligible Base Salary earnings
FY08 Eligible Base Salary:	250,000 USD
Business Performance Percentages:	Hypothetical ADC and GCS results shown in the following table

Metrics	Measure Weighting	Performance	Wtd. Perf.
ADC Level Metrics — 37.5%
Pro Forma Operating Income	28.1% (75% X 37.5%)	107%	30.1%
Net Sales	9.4% (25% X 37.5%)	102%	9.6%
			39.7%
GCS Level Metrics — 37.5%
Pro Forma Operating Income	28.1% (75% X 37.5%)	110%	30.9%
Net Sales	9.4% (25% X 37.5%)	108%	10.2%
			41.1%
Individual Goals - 25%
Goal #1	Completed	100%
Goal #2	Completed	100%	100%
Overall Weighted Performance
ADC Metrics	37.5%	105.9%	39.7%
GCS Metrics	37.5%	110.0%	41.1%
Individual Portion	25.0%	100.0%	25.0%
			105.8%

Payment Calculation:
250,000 (Eligible Base Salary) * 55% (incentive target) * 105.8% (Business Performance) = $145,475 USD
Additionally, the participant is eligible for a discretionary overachievement bonus at the sole discretion of the CEO and Compensation Committee.

Effect of Change in Employment Status
Termination of Employment. If employment with ADC is terminated for any reason other than death, disability or as a result of a reduction in force implemented by the Company, and if the Employment Termination Date occurs prior to the end of the Fiscal Year, a participant will not receive an award under the Plan. For purposes of this Plan, the “Employment Termination Date” is the date that the participant ceases to be an employee of ADC (as determined by the company). In the case of termination of employment by ADC, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice. For the purposes of this Plan, if employment with ADC is involuntarily terminated as a result of the participant’s death or disability or as a result of a reduction in force implemented by the Company, the employee may be entitled to receive a prorated payment. To be eligible, the employee must have been employed by the Company for at least 3 full calendar months during FY07 and involuntarily terminated as described above. In such cases, the prorated payment, if any, will be subject to the achievement of the applicable Business Performance criteria for the plan year and would not be adjusted for individual performance. Such prorated payment will be payable following the end of the fiscal year in accordance with the Company’s Incentive Plan payment practices.
Transfer, Promotion or Demotion to another position with a different ADC incentive plan, Target Incentive Opportunity or business goals. A participant, who transfers, is promoted or demoted to another position with a different plan, Target Incentive Opportunity or business goals will receive a prorated calculation of payment based upon the number of months served in each position. The participant must be in the new position by the first of the month in order to receive credit for that month under the new plan, target or goals. For example, a participant transferring from AI to GCS on June 10 would receive eight months payment under the AI plan (November 1 — June 30) and four months under GCS (July 1 — October 31). In order to receive payment under MIP, a participant must have completed one full month of service under the plan during that plan year.
Administration
A Management Incentive Plan Committee (“Committee”), appointed and authorized by the Compensation Committee of the Company’s Board of Directors, will administer this Plan.

Subject to the complete and full discretion of the Compensation Committee of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, approve, administer, withdraw and make any exceptions to the terms of the Plan.
Right to Modify
ADC reserves the right to modify or adjust the Plan at any time in its sole discretion either in whole or with respect to a particular Business Unit. The Participant explicitly agrees with this modification right of ADC.
Governing Law
The Plan is made and shall be construed in accordance with the laws of the State of Minnesota, U.S.A. without regard to conflicts of law principles thereof, or those of any other state of the U.S.A. or of any other country, province or city.
Severability
If any provision of this Plan is held invalid, illegal or unenforceable by a court or tribunal of a competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.
Assignment
The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.
Entire Understanding
This Plan constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supercedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.
No Acquired Rights or Entitlements/Plan Amendment or Termination
The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees’ Base Salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. ADC has no obligation to offer incentive plans to Participants in the future, and the plan shall be effective only for the time period specified in the plan and shall not be deemed to renew year over year. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of ADC. Specifically, ADC assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, ADC may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.